UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 31, 2021
Date of Report (date of earliest event reported)

OPORTUN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Commission File Number 001-39050

Delaware		45-3361983
State or Other Jurisdiction of Incorporation or Organization		I.R.S. Employer Identification No.

2 Circle Star Way
San Carlos,	CA	94070
Address of Principal Executive Offices		Zip Code
(650) 810-8823
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	OPRT	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Appointment of Directors

On August 31, 2021, the Board of Directors (the “Board”) of Oportun Financial Corporation (the “Company”) approved an increase in the number of directors on the Board from nine to eleven and appointed Mr. Roy Banks and Mr. Frederic (Rick) Welts to serve as members of the Board. Mr. Banks will serve in the class of directors whose term expires at the annual meeting of stockholders to be held 2024 and was appointed to the Credit Risk and Finance Committee. Mr. Welts will serve in the class of directors whose term expires at the annual meeting of stockholders to be held in 2023 and was appointed to the Compensation and Leadership Committee and the Nominating, Governance and Social Responsibility Committee. Their appointments are expected to be effective as of September 1, 2021 (the “Effective Date”).

Roy Banks is the Chief Executive Officer of Weave Communications, Inc., an all-in-one customer communication and engagement platform for small businesses. With more than 20 years of experience in high-tech software development, e-commerce, internet marketing and payment processing, Mr. Banks has also served as CEO Partner at Tritium Partners; President of the LoadPay business unit and a board member of Truckstop.com; CEO of Network Merchants; CEO of Accelerated Payment Technology; and President of Authorize.Net. A five-year veteran of the United States Navy, Mr. Banks holds a Bachelors degree in Business Management from Utah Valley University.

Rick Welts has more than 45 years of experience in the NBA, primarily as a league and team executive, most recently as President and Chief Operating Officer of the Golden State Warriors. In recognition of his outsized contributions to making the NBA a global brand, Mr. Welts was inducted into the Basketball Hall of Fame. Mr. Welts has also been honored with multiple awards recognizing his significant contributions to promoting diversity, inclusion and equality in sports and society, including the ADL’s Torch of Liberty Award and GLAAD’s Davidson/Valentini Award. Mr. Welts currently serves on the NBA’s Team Advisory Committee and Global Inclusion Council and is a board member of the Bay Area Council, the Warriors Community Foundation, and GoPro Inc. Mr. Welts holds a Bachelors degree from the University of Washington.

Each of Mr. Banks and Mr. Welts is entitled to cash and equity compensation for service on the Board in accordance with the Company’s non-employee director compensation policy as described under “Non-employee Director Compensation” in the Company’s proxy statement filed April 28, 2021. Consistent with the Company’s standard non-employee director annual equity award, each of Mr. Banks and Mr. Welts will be granted a restricted stock unit award, under the Company’s 2019 Equity Incentive Plan, having a value equal to $125,000, prorated from the Effective Date (the “Initial Award”). The Initial Award will vest in three equal installments such that it will be fully vested on the earlier of June 8 or the date immediately preceding the 2022 annual stockholders meeting, subject to the director’s continued service on the Board on each vesting date.

Mr. Banks will be eligible to receive $40,000 in annual cash compensation for service on the Board, as well as $7,500 for service on the Credit Risk and Finance Committee, which will be paid quarterly in arrears on a prorated basis according to the actual service with the Company.

Mr. Welts will be eligible to receive $40,000 in annual cash compensation for service on the Board, as well as $7,500 for service on the Compensation and Leadership Committee and $7,500 for service on the Nominating, Governance and Social Responsibility Committee, which will be paid quarterly in arrears on a prorated basis according to the actual service with the Company.

Each of Mr. Banks and Mr. Welts will also enter into the Company’s standard form of indemnity agreement, which has been previously filed with the SEC.

There are no family relationships between Mr. Banks or Mr. Welts and any director or executive officer of the Company, and neither has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number
99.1	Press release dated September 1, 2021
104	Cover Page Interactive Data File embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPORTUN FINANCIAL CORPORATION
(Registrant)

Date:	September 1, 2021	By:	/s/ Jonathan Coblentz
Jonathan Coblentz
Chief Financial Officer and Chief Administrative Officer
(Principal Financial and Accounting Officer)